Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 15, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Axius, Inc.
Taguig City, Philippines

To Whom It May Concern:

Silberstein Ungar, PLLC (formerly known as Maddox Ungar Silberstein, PLLC) hereby consents to the use in the Form S-1 (Post-Effective Amendment No. 1 to Form SB-2), Registration Statement Under the Securities Act of 1933, filed by Axius, Inc. of our report dated December 14, 2009, relating to the financial statements of Axius, Inc., a Nevada Corporation, as of and for the periods ending October 31, 2009 and 2008, and the reference to us under the caption “Interest of Named Experts and Counsel” .

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC